EXHIBIT 99.2

[GENCORP LOGO]

News Release

Investor Contacts:	Yasmin Seyal Senior Vice President, Finance GenCorp, Inc. 916-351-8585

Press Contacts:	Linda Beech Cutler Vice President, Corporate Communications GenCorp, Inc. 916-351-8650

For Immediate Release

GENCORP INC. ANNOUNCES COMPLETION OF $150,000,000 PRIVATE
PLACEMENT OF 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007

     Sacramento, CA — April 17, 2002. GenCorp Inc. (NYSE:GY) announced today that its recent private placement of 5.75% Convertible Subordinated Notes due 2007 has been increased by $25 million to a total of $150 million principal amount of Notes. The initial purchasers exercised their option to purchase the additional $25 million of Notes and the offering has been completed. The notes are general unsecured subordinated obligations of GenCorp and are convertible into common stock of GenCorp at the option of the holder. GenCorp will use the proceeds from the private placement principally to repay outstanding indebtedness under its senior credit facilities and for other general corporate purposes. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor will there be any sale of the notes in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.